CONSENT OF AUTHOR

P. Taggart, P.Eng.
Bowen Island, B.C. Canada
Telephone: 604 947-2789
E-Mail: ptaggart@shaw.ca

US Securities and Exchange Commission:

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Property, Revised Update on Exploration, Resources and Metallurgical Activities on the G-9 Deposit, Guerrero State, Mexico” by Ross Banner, David Gaunt, Daniel Kilby, Peter Taggart, Qingping Deng and David Dreisinger, dated December 13, 2006, included in the Annual Report on Form 20-F dated January 12, 2007 and filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission."

I do hereby consent to the filing with the regulatory authorities.

Dated this 12th day of January, 2007

/s/ P. Taggart
___________________________
P. Taggart, P.Eng.